Exhibit 10.54

ARBITRON INC.

AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT

This Amended and Restated Executive Retention Agreement (the “Agreement”) is made and entered into by and between Sean R. Creamer (“Executive”) and Arbitron Inc. (the “Company”), effective as of December 13, 2012 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment prior to or following a Change in Control. The severance benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4. Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement is effective as of the Effective Date and will remain in effect through the second anniversary of the Effective Date, except in the event of a Change in Control during such term, in which case this Agreement will remain in effect through, and automatically terminate upon, the later of (i) the second anniversary of the Effective Date or (ii) twelve (12) months following a Change in Control, provided that any payments or benefits required to be made or provided pursuant to this Agreement, in connection with an Involuntary Termination occurring prior to such termination, will be made or provided. No severance benefits will be paid under this Agreement with respect to any termination of employment effective after the date of the Agreement’s termination.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Base Salary and Annual Bonus. The Company shall pay Executive an annual salary at the rate of five hundred eighty thousand Dollars ($580,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice and shall be reviewed at least annually by the Compensation Committee. Executive shall also be eligible to receive an annual incentive bonus for each fiscal year of the Company, with the target annual incentive bonus being 100% of Base Salary (“Target Bonus”). Executive’s Base Salary, and Target Bonus, may be adjusted prospectively as determined by the Board or the Compensation Committee of the Board.

4. Severance Benefits.

(a) Involuntary Termination other than in Connection with a Change in Control. If (i) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment other than due to Cause (as defined herein), Disability (as defined herein), or death and such termination is not in Connection with a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 5.

(i) Severance Payment. Executive will receive severance payments equal to the sum of (A) eighteen (18) months of Executive’s Base Salary, determined at a rate equal to the greater of (x) Executive’s then current Base Salary as of the date of such termination and (y) $580,000 per annum, and (B) an amount equal to the greater of (x) Executive’s Target Bonus for the year of termination and (y) $580,000. Such amount shall be paid in equal installments according to the Company’s regular payroll schedule over the twelve (12) month period following the date of termination; provided, however, that each installment due during the first 60 days after the date of termination shall be paid with the first installment due after such 60 days.

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount determined in good faith under the factors applicable to such annual incentive bonus, with such adjustments as the Company’s Compensation and Human Resources Committee of the Board (the “Compensation Committee”) makes under such factors (using its negative discretion), but such amount will be prorated for the partial year of service. The amount will be paid to Executive at such time that the annual incentive bonus would have been paid to Executive had he remained employed with the Company.

(iii) Benefits. If Executive, and any spouse and/or dependents of the Executive (“Family Members”), has coverage on the date of his termination under a group health plan sponsored by the Company, the Company agrees to pay for health continuation coverage premiums for Executive and his Family Members at the same level of health coverage as in effect on the day immediately preceding the date of termination; provided, however, that Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums to provide for continuation benefits on behalf of Executive and his Family Members for twelve (12) months following the date of his termination. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period.

(b) Involuntary Termination in Connection with a Change in Control. If (i) Executive terminates his employment with the Company (or any parent, subsidiary or successor of the Company) for Good Reason (as defined herein) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment other than due to Cause, Disability or death, and such termination is in Connection with a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 5:

(i) Severance Payment. Executive will receive severance payments equal to the sum of (A) twenty-four (24) months of Executive’s Base Salary, determined at a rate equal to the greatest of (x) Executive’s Base Salary as in effect immediately prior to the Change in Control, (y) Executive’s then current Base Salary as of the date of such termination, or (z) $580,000 per annum and (B) an amount equal to the Target Bonus for the year in which his termination occurs, prorated for the Executive’s partial year of service. Such amount shall be paid in equal installments according to the Company’s regular payroll schedule over the twelve (12) month period following the date of termination; provided, however, that each installment due during the first 60 days after the date of termination shall be paid with the first installment due after such 60 days.

(ii) Bonus Payment. Executive will receive a lump sum cash payment (less applicable withholding taxes) in an amount equal to two hundred percent (200%) of the greater of (A) the Target Bonus for the year in which his termination occurs and (B) $580,000. Such payment shall be made as soon as practicable following the date of termination, provided, however, that such payment will be delayed to the extent required by Section 5 and/or Section 11 of this Agreement.

(iii) Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of Executive’s termination of employment will become vested, all restrictions and repurchase rights will lapse, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met; provided, however, that if an Equity Award is subject to Section 409A (as defined in Section 11 below) and accelerating the settlement of the Equity Award in connection with Executive’s termination of employment would result in the imposition of additional tax under Section 409A, the Equity Award shall vest as described above as of the date of Executive’s termination but will otherwise be settled in accordance with the terms and conditions applicable to such Equity Award (as set forth in the applicable Equity Award agreement or such other governing document). The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(iv) Benefits. If Executive, and any spouse and/or dependents of the Executive (“Family Members”), has coverage on the date of his termination under a group health plan sponsored by the Company, the Company agrees to pay for health continuation coverage premiums for Executive and his Family Members at the same level of health coverage as in effect on the day immediately preceding the date of termination; provided, however, that Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company will pay such COBRA premiums to provide for continuation benefits on behalf of the Executive and his Family Members for eighteen (18) months following the date of his termination. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period.

(c) Any Termination. Upon any termination of his employment, Executive shall receive any benefits that are, or later become, due under the then-applicable terms of any applicable plan, program, agreement or arrangement of the Company or any of its affiliates (e.g., 401(k) benefits, insurance, indemnification, expense reimbursement, accumulated vacation pay (if any), etc.) (“Company Arrangements”).

(d) Exclusive Remedy. The provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment without Cause or for Good Reason other than those benefits described in this Section 4, except as may be provided in any Equity Award agreement.

5. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 4(a) or (b) will be subject to Executive signing a release of claims in substantially the form attached hereto as Exhibit A, and such release not being revoked in accordance with its terms on or before the 60th day following the date of termination (such 60th day, the “Release Deadline”). No severance amount or other benefit described in Section 4(a) or 4(b) will be paid or provided until the release of claims agreement becomes effective and irrevocable, and any such severance amount or benefit otherwise payable between the date of Executive’s termination and the date such release becomes irrevocable in accordance with its terms shall be paid on the effective date of such release. Notwithstanding the foregoing, and subject to the release becoming effective and irrevocable by the Release Deadline, any severance payments or benefits under Section 4(a) or 4(b) of this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 11(b)) shall be paid or commence on the sixtieth (60th) day following Executive’s “separation from service” within the meaning of Section 409A of the Code, or, if later, such time as required by Section 11(b). If the release does not become effective, and irrevocable in accordance with its terms, by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under Section 4(a) or 4(b) of this Agreement.

(b) Non-Competition, Non-Recruitment, and Non-Disparagement. If (x) Executive materially breaches his obligations under this Section 5(b) and (y) in the case of any breach of Section 5(b)(ii), to the extent such breach is curable, Executive fails to cure such breach within fifteen (15) days following written notice from the Company describing the breach in reasonable detail and requesting cure, then (z) he shall no longer be entitled to receive any further payments or benefits under Section 4(a) or 4(b) that were not already due to be paid or provided prior to the occurrence of such breach.

(i) General. The Company and Executive recognize and agree that (a) Executive is a senior executive of the Company, (b) Executive has received and will in the future receive substantial amounts of the Company’s “confidential information” (as such term is defined in the confidential information agreement entered into by and between the Company and Executive) (the “Confidential Information”), (c) the Company’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non disparagement obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s Confidential Information. In light of these considerations, this Section 5(b) sets forth the terms and conditions of Executive’s obligations of non-competition, non recruitment, and non-disparagement during and subsequent to the termination of this Agreement and/or the cessation of Executive’s employment for any reason.

(ii) Non-competition.

(A) Unless the Company waives or limits the obligation in accordance with Section 5(b)(ii)(B) or 5(b)(ii)(C), Executive agrees that while Executive is employed with the Company and during the Severance Period (the “Noncompete Period”), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company’s business as conducted as of the date of Executive’s termination of employment or with any part of the Company’s contemplated business with respect to which Executive has Confidential Information. For purposes of this clause (i), “shareholder” does not include beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this clause (A), “the Company’s business” includes business conducted by the Company, its subsidiaries, or any partnership or joint venture in which the Company directly or indirectly has ownership of at least one third of the voting equity. The Noncompete Period will be further extended by any period of time during which Executive is in violation of Section 5(b)(ii). For purposes of this Section 5(b), competitors of the Company currently include but are not limited to comScore, Inc., GfK AG, The Nielsen Company B.V., Rentrak Corporation, and WPP PLC.

(B) At its sole option the Company may, by written notice to Executive at any time within the Noncompete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

(C) During the Noncompete Period, before commencing employment with, or providing consulting services to, any firm or entity that offers competitive products or services, Executive must give 30 days’ prior written notice to the Company. Such written notice must be sent by certified mail, return receipt requested (attention: Office of the Chief Legal Officer with a required copy to the Chair of Compensation Committee), must describe the firm or entity and the employment or consulting services to be rendered to the firm or entity, and must state that you have disclosed to the firm or entity your post-employment restriction under this Agreement. The Company must respond or object to such notice within 30 days after receipt, and the absence of a response will constitute acquiescence or waiver of the Company’s rights under this Section 5(b).

(iii) Non-Recruitment. Executive agrees that while Executive is employed with the Company and during the Severance Period, Executive will not initiate or actively participate in any other employer’s recruitment or hiring of the Company’s employees.

(iv) Non-Disparagement. Executive agrees that while Executive is employed with the Company or after the termination or expiration of this Agreement, Executive will not make disparaging statements, in any form, about the Company, its officers, directors, agents, employees, products or services that Executive knows, or has reason to believe, are false or misleading.

(v) Enforcement. If Executive fails to provide notice to the Company under Section 5(b)(ii)(C), and/or if he materially breaches his obligations (without cure, to the extent applicable) as described in the introductory sentence to this Section 5(b), the Company may enforce all of its rights and remedies provided to it under this Agreement, or in law and in equity, without the requirement to post a bond, including without limitation ceasing any further payments to Executive under Section 4(a) or 4(b) of this Agreement, and Executive will be deemed to have expressly waived any rights Executive may have to the benefits not already due to be paid or provided under Section 4(a) or 4(b).

(vi) Survival. The obligations of this Section 5(b) survive the expiration or termination of this Agreement and Executive’s employment.

(c) Confidentiality. Executive agrees to continue to comply with the terms of any confidential information agreement to which he is a party.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

6. Limitation on Payments. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of Executive’s Equity Awards) under this Agreement (the “Parachute Payments”), then the amounts payable under this Agreement will be reduced or eliminated by determining the Parachute Payment Ratio (as defined below) for each Parachute Payment and then reducing the Parachute Payments in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable payment for purposes of Section 280G of the Code, and the denominator of which is the intrinsic value of such Parachute Payment. The Company’s independent, certified public accounting firm (the “Accountants”) will determine whether and to what extent Parachute Payments under this Agreement are required to be reduced in accordance with this Section 6. Such determination by the Accountants shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6. If there is an underpayment or overpayment under this Agreement (as determined after the application of this Section), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total economic value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code, and present valued using the discount rate applicable under Section 280G of the Code.

7. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with a reasonable period (as determined in the sole discretion of the Board, but not to exceed twenty (20) days) to take corrective action;

(ii) Any material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive, Executive’s spouse or immediate family members;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony;

(iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability);

(vi) Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to it in the Company’s 2008 Equity Compensation Plan. Notwithstanding the foregoing, where required to avoid additional tax under Section 409A, the Change in Control must also be an event described in Treas. Reg. Section 1.409A-3(i)(5).

(c) Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(d) Equity Award. For purposes of this Agreement, “Equity Award” shall mean each then outstanding award relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

(e) Good Reason. For purposes of this Agreement and any Equity Award agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A material reduction of Executive’s authority, duties or responsibilities;

(ii) A material reduction in Executive’s Base Salary or Target Bonus, other than across-the-board reductions that are generally applicable to the senior management team;

(iii) A relocation of the Participant’s principal place of employment to a location more than 50 miles from its then current location and that increases the distance from the Participant’s primary residence by more than 50 miles;

(iv) failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v) any material breach or material violation of a material provision of this Agreement, or of any other material agreement between Executive and the Company (or any successor to the Company), by the Company (or any successor to the Company).

provided, however, that before Executive may resign for Good Reason, (A) Executive must provide the Company with written notice within ninety (90) days after he learns of the initial event that Executive believes constitutes “Good Reason” specifically identifying the facts and circumstances claimed to constitute the grounds for Executive’s resignation for Good Reason and the proposed termination date (which will not be more than forty-five (45) days after the expiration of the cure period described in the following clause, and (B) the Company must have an opportunity of at least thirty (30) days following delivery of such notice to cure the Good Reason condition and the Company must have failed to cure such Good Reason condition.

The parties specifically acknowledge and agree that the definition of “Good Reason” in this Section 7(e) shall operate with respect to all rights to severance and/or accelerated vesting of any Equity Award paid upon a termination upon or after a Change in Control and shall supersede and replace in its entirety any other definitions of “Good Reason,” “Involuntary Termination,” or other similar terms that may exist in any other employment agreement, offer letter, severance plan or policy, Equity Award agreement or incentive plan document.

(f) In Connection with a Change in Control. A termination of Executive’s employment will be “in Connection with a Change in Control” if Executive’s employment terminates at any time on or within twelve (12) months following a Change in Control, or if Executive’s employment is terminated by the Company without Cause in anticipation of a Change in Control.

(g) Severance Period. For purposes of this Agreement, “Severance Period” means (i) the period of time beginning on the date of Executive’s termination of employment and ending on the twelve (12) month anniversary of such date in the event that Executive is entitled to receive severance benefits under Section 4(a) of this Agreement or (ii) the period of time beginning on the date of Executive’s termination of employment and ending on the twenty-four (24) month anniversary of such date in the event that Executive is entitled to receive severance benefits under Section 4(b) of this Agreement.

8. Successors.

(a) Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to be references to his executor(s), heir(s), estate, beneficiar(ies), guardian(s) or other legal representative(s).

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing, with a copy delivered to his principal office at the Company if he is then still employed with the Company and with a copy in all events delivered to Morrison Cohen LLP, 909 3rd Avenue, 27th Floor, New York, NY 10022, Attention Robert M. Sedgwick, Esq. Facsimile No. 212-735-8708. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of Chief Legal Officer, 9705 Patuxent Woods Drive, Columbia, Maryland 21046, Facsimile No.: (410) 312-8613

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date. The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

10. Arbitration. The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Howard County, Maryland, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the Maryland Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

11. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the regulations issued under Section 409A of the Code (the “Treasury Regulations”) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 11(b) below, and consequently shall be paid to Executive promptly following termination as required by Section 4 of this Agreement.

(b) Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to Executive’s death), any Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 11(b) above. For purposes of this Section 11(c), “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

12. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Maryland (with the exception of its conflict of laws provisions).

(d) Integration. This Agreement represents the entire agreement and understanding between the parties, and supersedes (x) the Executive Retention Agreement between Executive and the Company, dated as of August 28, 2008, as amended by the Waiver and Amendment of Executive Retention Agreement, dated as of March 2009 (as so amended, the “Prior Agreement”) and (y) all agreements entered into prior to or contemporaneously with this Agreement, whether written or oral, with respect to matters specifically addressed in this Agreement. The Prior Agreement shall be deemed terminated as of the Effective Date. With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing signed by Executive and a duly authorized representative of the Company. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other Company Arrangement, the terms in this Agreement will prevail.

(e) Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(f) Withholding. All payments made pursuant to this Agreement will be subject to required withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of signatures of facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

ARBITRON INC.	SEAN R. CREAMER

/s/ Timothy T. Smith	/s/ Sean R. Creamer
Signature	Signature

Executive Vice President, Business Development & Strategy, Chief Legal Officer, and Secretary	December 13, 2012

Title	Date

December 13, 2012
Date

EXHIBIT A

WAIVER AND RELEASE

THIS WAIVER AND RELEASE is entered into as of             , 20     (the “Effective Date”), by Sean R. Creamer (the “Executive”) in consideration of the severance pay (the “Severance Payment”) provided to the Executive by Arbitron Inc. (“Employer”) pursuant to the Executive Retention Agreement by and between the Employer and the Executive, effective January 1, 2013, as from time to time amended in accordance with its terms (the “Executive Retention Agreement”).

1. Waiver and Release. The Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges Employer and each of its affiliates, parents, successors, assigns, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, attorneys and employees of the Employer and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Released Parties”), from any and all causes of action, claims, damages, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, whether known or unknown, foreseen or unforeseen, disclosed or undisclosed, presently asserted or otherwise arising through the date of his signing of the Waiver and Release, arising out of or in any way related to his employment or separation from employment. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, nonequity incentives, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Fair Credit Reporting Act, any claims to have been or to be considered as a “whistleblower” or other protected person under Federal or state law, including Section 806 of the Corporate and Criminal Fraud Accountability Act; and the Worker Adjustment and Retraining Notification Act, each as amended); the Maryland Fair Employment Practices Act, the Maryland Anti-Discrimination Act, the Maryland Regulations on Anti-Discrimination Relating to Persons with Disabilities, and the Maryland Equal Pay Law; any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium; provided, however, that nothing in this Waiver and Release shall release any claim for benefits under Section 4 of the Executive Retention Agreement.

The Executive understands that by signing this Waiver and Release he is not waiving any claims or administrative charges that cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Employer.

The Executive understands and agrees that the claims released in this Section include not only claims presently known to him, but also include all unknown, undisclosed or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section. The Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives and releases any claims or rights based on different or additional facts.

EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Executive waives the benefit of any provision of the law of Maryland, or any other jurisdiction, that is similar to Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

2. Return of Company Property. The Executive confirms that, except as otherwise agreed with the Company, he has returned to the Company (or will shortly return to the Company) all keys, files, records (whether paper or electronic and all copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in his possession or control, and wherever located. He shall nonetheless be entitled to retain, and use appropriately, information and documents relating to his personal obligations and entitlements as well as his Rolodex (and electronic equivalents). He further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

3. Cooperation. The Executive agrees to cooperate with the Company in the transitioning of his work, and to be available to the Company for this purpose or any other purpose reasonably requested by the Company, at times and locations reasonably convenient to him/her. He also agrees to cooperate with the Company, upon reasonable request, regarding the investigation, defense or prosecution of any claims or actions now in existence, or that may be brought in the future against or on behalf of the Company. His cooperation in connection with such claims or actions may include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to the Company and him, subject to payment by the Company of the necessary out-of-pocket expenses reasonably incurred by the Executive with respect to this Section 3.

4. Acknowledgments. The Executive is signing this Waiver and Release knowingly and voluntarily. He acknowledges that:

(a) He is hereby advised in writing to consult an attorney before signing this Waiver and Release;

(b) He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Waiver and Release and is signing this Waiver and Release knowingly and voluntarily of his own free will;

(c) He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Waiver and Release;

(d) He has been given at least twenty-one (21) calendar days to consider this Waiver and Release;

(e) He may revoke this Waiver and Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Company. He further understands that this Waiver and Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Waiver and Release within the seven (7) day revocation period, he will not receive the Severance Payment;

(f) He has read and understands the Waiver and Release and further understands that it includes a general release of any and all known and unknown, disclosed and undisclosed, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Waiver and Release that he may have against the Released Parties; and

(g) No statements made or conduct by the Released Parties has in any way coerced or unduly influenced him/her to execute this Waiver and Release.

5. No Admission of Liability. This Waiver and Release does not constitute an admission of liability or wrongdoing on the part of the Released Parties, the Released Parties do not admit there has been any wrongdoing whatsoever against the Executive, and the Released Parties expressly deny that any wrongdoing has occurred.

6. Entire Agreement. There are no other agreements of any nature between the Released Parties and the Executive with respect to the matters discussed in this Waiver and Release, except as expressly stated herein, and that in signing this Waiver and Release, he is not relying on any agreements or representations, except those expressly contained in this Waiver and Release.

7. Severability. If any provision of this Waiver and Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release shall continue in full force and effect.

8. Governing Law. This Waiver and Release shall be governed by the laws of the State of Maryland, without reference to the conflicts of law provisions of Maryland law.

9. Headings. Section and subsection headings contained in this Waiver and Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

Sean R. Creamer

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